EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-68929, 333-64242, 333-109332 and 333-125245 on Form S-8 of our reports dated March 13, 2007, relating to the consolidated financial statements and financial statement schedule of Gevity HR, Inc. (the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, and on management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

/s/  Deloitte & Touche LLP

Tampa, Florida
March 13, 2007